Exhibit 99.2

New River Pharmaceuticals Files New Drug Application on NRP104 for Treatment of Pediatric ADHD

RADFORD, Va., December 7, 2005 -- Presenting today at the First Albany Capital Annual Growth Conference, R.J. Kirk, President and CEO, and Krish Krishnan, CFO and COO, for New River Pharmaceuticals Inc. (Nasdaq: NRPH), announced that on December 6, 2005, New River filed with the U.S. Food and Drug Administration a new drug application (NDA) for the investigational compound NRP104 for the treatment of Attention Deficit Hyperactivity Disorder (ADHD) in pediatric populations (ages 6 - 12). In addition, management presented results of several hydrolysis studies of NRP104 that demonstrated it would be more difficult to extract amphetamine from NRP104 than from other widely available alternatives.

NRP104, an amphetamine derivative, is the subject of a collaboration agreement between New River and Shire plc (LSE: SHP; Nasdaq: SHPGY; TSX: SHQ).

Suma Krishnan, New River’s Vice President, Product Development, said, “We are pleased that this application has been submitted on schedule, and we anticipate the approval and subsequent launch of NRP104 in 2006.”

Management also announced that the company has completed two of three clinical abuse liability studies on the compound, stating that they met their objectives and these data were included in the NDA. The results of the third abuse liability study, which is ongoing, are expected to be submitted during the FDA’s review period. Following completion of all three clinical abuse liability studies, management intends to share these results to provide a comprehensive review of NRP104’s potential for abuse.

As an additional aspect of the abuse liability evaluation, New River conducted studies examining the extractability of amphetamine from NRP104 using a wide variety of solutions under varying conditions. The results indicate that drug tampering of NRP104 capsules is difficult and complex. Ms. Krishnan commented, “These results enhance our confidence in the promise of NRP104 as an improved treatment for ADHD because of its reduced abuse potential relative to other ADHD treatments. We believe that the complexity involved in extracting amphetamine from the NRP104 capsule and the low yields from the extraction process make NRP104 a less attractive drug for tampering.”

New River’s management also stated that a Phase I/II dose ranging study is underway for NRP290, the company’s hydromorphone derivative for the treatment of acute pain. A regulatory strategy for NRP290’s development is to be finalized upon completion of the study.

The company affirmed that it expects to file an investigational new drug application (IND) with the FDA for NRP388 by the end of the second quarter of 2006. NRP388 involves a technology licensed from the Gallo Clinic and Research Center at the University of California San Francisco to treat chronic pain and reduce opioid tolerance.

New River’s management stated that its preclinical studies on NRP409, a therapy under development for patients with primary hypothyroidism and other indications, have met the desired objectives. The company expects to file an IND on NRP409 by the end of the second quarter of 2006.

About New River

New River Pharmaceuticals Inc. is a specialty pharmaceutical company focused on developing novel pharmaceuticals that are generational improvements of widely prescribed drugs in large and growing markets.

For further information on New River, please visit the Company's Web site at http://www.nrpharma.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)," "feel(s)," "believe(s)," "will," "may," "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of New River Pharmaceuticals, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the New River Pharmaceuticals Inc. annual report on Form 10-K, filed with the SEC on April 1, 2005; the timing, progress and likelihood of success of our product research and development programs; the timing and status of our preclinical and clinical development of potential drugs; the likelihood of success of our drug products in clinical trials and the regulatory approval process; our drug products' efficacy, abuse and tamper resistance, onset and duration of drug action, ability to provide protection from overdose, ability to improve patients' symptoms, incidence of adverse events, ability to reduce opioid tolerance, ability to reduce therapeutic variability, and ability to reduce the risks associated with certain therapies; the ability to develop, manufacture, launch and market our drug products; our projections for future revenues, profitability and ability to achieve certain sales targets; our estimates regarding our capital requirements and our needs for additional financing; the likelihood of obtaining favorable scheduling and labeling of our drug products; the likelihood of regulatory approval under Section 505(b)(2) under the Federal Food, Drug, and Cosmetic Act; our ability to develop safer and improved versions of widely-prescribed drugs using our Carrierwave (TM) technology; and our ability to obtain favorable patent claims. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New River Pharmaceuticals does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in New River Pharmaceuticals' annual report on Form 10-K, filed with the SEC on April 1, 2005, as well as other public filings with the SEC.

Contacts:

The Ruth Group
John Quirk (investors)
646-536-7029
jquirk@theruthgroup.com

Zack Kubow (media)
646-536-7020
zkubow@theruthgroup.com

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